Exhibit 99.1

Devon Energy Corporation 333 West Sheridan Avenue Oklahoma City, OK 73102-5015

Devon Energy Reports Third-Quarter Results

and Declares Quarterly Fixed Dividend

KEY HIGHLIGHTS

•	Averaged 390,000 barrels of oil production per day, reaching the top-end of guidance

•	Invested $859 million of capital, 5 percent below midpoint guidance, and lowered operating cost 5 percent year-to-date

•	Generated $1.7 billion of operating cash flow and $820 million of free cash flow

•	Returned $401 million to shareholders through the dividend and share repurchases

•	Acquired approximately 60 net locations in the Delaware Basin for $168 million through lease acquisitions

•	Achieved greater than 60 percent of the $1 billion Business Optimization target within seven months

OKLAHOMA CITY – Nov. 5, 2025 – Devon Energy Corp. (NYSE: DVN) today reports third-quarter results and declares a quarterly fixed dividend. Supplemental financial tables and forward-looking guidance are available on the company’s website at www.devonenergy.com.

“In the third quarter, Devon delivered another outstanding performance, achieving our best results of the year across all major value drivers,” said Clay Gaspar, president and CEO. “Production exceeded guidance, capital investments were at their lowest level year-to-date, and LOE reached its most efficient mark. These achievements reflect the strength of our disciplined strategy and the relentless execution by our team, driving robust free cash flow and reinforcing our commitment to delivering superior returns to shareholders.”

“Our business optimization program continues to accelerate, with more than 60 percent of targeted improvements achieved within the first seven months,” Gaspar added. “This rapid progress is a testament to our culture of innovation and our team’s ability to embrace new technologies. By deploying advanced analytics and digital tools across our operations, we are streamlining workflows, enhancing decision-making, and capturing efficiencies that directly benefit our bottom line. These efforts are positioning Devon to unlock even greater value as we move forward.”

“Looking ahead, our outlook for 2026 is even stronger than our current trajectory,” Gaspar concluded. “We plan to sustain our production levels while further lowering capital requirements, building on the momentum established this year. Our focus on operational excellence, technology adoption, and disciplined capital allocation gives us confidence in our ability to deliver stronger results in 2026 and continue creating long-term value for our shareholders.”

FINANCIAL RESULTS

Devon reported net earnings of $687 million, or $1.09 per diluted share, in the third quarter of 2025. Adjusting for items analysts typically exclude from estimates, the company’s core earnings were $656 million, or $1.04 per diluted share.

Devon’s operating cash flow totaled $1.7 billion in the third quarter, a 9 percent increase versus the second quarter. The company funded its capital requirements and had $820 million of free cash flow for the quarter.

During the quarter, Devon took its next step on its debt reduction program by retiring $485 million of outstanding debt prior to maturity. Additionally, the company used cash on hand to close on the previously announced acquisition of all outstanding noncontrolling interests in Cotton Draw Midstream (CDM) for $260 million, resulting in approximately $50 million in annual distribution savings.

At the end of the third quarter, Devon had a cash balance of $1.3 billion and an undrawn credit facility of $3 billion. Outstanding debt totaled $8.4 billion and the company’s net debt-to-EBITDAX ratio was 0.9 times.

RETURN OF CAPITAL

Devon declared its fixed quarterly cash dividend of $0.24 per share, payable on Dec. 30, 2025, to shareholders of record at the close of business on Dec. 15, 2025.

The company also returned capital to shareholders through the ongoing execution of its $5.0 billion share repurchase program. During the third quarter, Devon repurchased 7.3 million of its shares for $250 million. Since inception of the program, the company has returned $4.1 billion to shareholders by retiring approximately 13 percent of its outstanding shares.

OPERATING RESULTS

Devon’s capital activity in the third quarter averaged 17 operated drilling rigs and 5 completion crews across its asset portfolio. This level of activity resulted in 102 gross operated wells being placed online, with an average lateral length of 10,300 feet. Capital investment, excluding acquisition capital, was $859 million, or 5 percent below guidance. This positive variance was primarily attributable to effective cost management and timing of facility spend.

Additionally, the company completed two lease acquisitions in the Delaware Basin for $168 million, securing approximately 60 net locations at an average cost of around $3 million per location. Devon also invested $25 million to expand its water infrastructure in the Delaware, enhancing water disposal flexibility across the Permian.

Production averaged 853,000 Boe per day in the third quarter, exceeding the top-end of guidance. This positive result was driven by better-than-expected well performance primarily in the Rockies and Eagle Ford. Oil totaled 390,000 barrels per day in the quarter, which was 46 percent of total volume and at the top-end of the company’s guidance.

For the third quarter, Devon’s oil, gas, and NGL sales totaled $2.8 billion. The company’s realized price during the period, including commodity hedges, was $36.46 per Boe, compared with the second quarter of $36.30 per Boe. The increased price realization was primarily driven by higher crude benchmark pricing, partially offset by lower natural gas and NGL prices. Natural gas pricing was impacted by expanded regional gas price differentials in the Delaware Basin driven by infrastructure constraints.

Production costs, including taxes, averaged $11.41 per Boe in the third quarter, a 3 percent reduction from the second quarter. The largest component of production costs is lease operating expense and gathering, processing and transportation costs, which totaled $8.85 per Boe in the quarter. Effective cost management efforts and lower well workovers drove per-unit rates 3 percent below guidance expectations for the quarter.

Underpinning these results is the continued strong progress in advancing the company’s business optimization plan. To date, Devon has already achieved more than 60 percent of its $1 billion target, demonstrating the effectiveness and urgency of these initiatives. These actions are strengthening margins and maximizing capital efficiency across Devon’s assets.

UPDATED OUTLOOK

Devon’s fourth quarter capital is expected to range from $890 million to $950 million. With this level of investment, the company expects to bring online around 90 gross operated wells during the quarter. Fourth-quarter production is expected to range from 828,000 to 844,000 Boe per day, with oil production expected to range from 383,000 to 388,000 barrels per day.

In 2026, the company aims to maintain total production at approximately 835,000 to 855,000 Boe per day, including about 388,000 barrels of oil per day. Supported by ongoing business optimization efforts, capital requirements are projected to decrease by $100 million from 2025 levels, resulting in an expected range of $3.5 billion to $3.7 billion.

Additional details of Devon’s forward-looking guidance are available on the company’s website at www.devonenergy.com.

CONFERENCE CALL WEBCAST AND SUPPLEMENTAL EARNINGS MATERIALS

Also provided with today’s release is the company’s earnings presentation that is available on the company’s website at www.devonenergy.com. The company’s third-quarter conference call will be held at 10:00 a.m. Central (11:00 a.m. Eastern) on Thursday, November 6, 2025, and will serve primarily as a forum for analyst and investor questions and answers.

ABOUT DEVON ENERGY

Devon Energy is a leading oil and gas producer in the U.S. with a diversified multi-basin portfolio headlined by a world-class acreage position in the Delaware Basin. Devon’s disciplined cash-return business model is designed to achieve strong returns, generate free cash flow and return capital to shareholders, while focusing on safe and sustainable operations. For more information, please visit www.devonenergy.com.

Investor Contact	Media Contact
investor.relations@dvn.com	Michelle Hindmarch
405-228-4450	405-552-7460

NON-GAAP DISCLOSURES

This press release includes non-GAAP (generally accepted accounting principles) financial measures. Such non-GAAP measures are not alternatives to GAAP measures, and you should not consider these non-GAAP measures in isolation or as a substitute for analysis of results as reported under GAAP. Reconciliations of these non-GAAP measures and other disclosures are provided within the supplemental financial tables that are available on the company’s website and in the related Form 10-Q filed with the Securities and Exchange Commission (the “SEC”).

FORWARD LOOKING STATEMENTS

This press release includes “forward-looking statements” within the meaning of the federal securities laws. Such statements include those concerning strategic plans, our expectations and objectives for future operations, as well as other future events or conditions, and are often identified by use of the words and phrases “expects,” “believes,” “will,” “would,” “could,” “continue,” “may,” “aims,” “likely to be,” “intends,” “forecasts,” “projections,” “estimates,” “plans,” “expectations,” “targets,” “opportunities,” “potential,” “anticipates,” “outlook” and other similar terminology. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Devon expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control. Consequently, actual future results could differ materially and adversely from our expectations due to a number of factors, including, but not limited to: the volatility of oil, gas and NGL prices, including from changes in trade relations and policies, such as the imposition of tariffs by the U.S., China or other countries; uncertainties inherent in estimating oil, gas and NGL reserves; the extent to which we are successful in acquiring and discovering additional reserves; the uncertainties, costs and risks involved in our operations; risks related to our hedging activities; our limited control over third parties who operate some of our oil and gas properties; midstream capacity constraints and potential interruptions in production, including from limits to the build out of midstream infrastructure; competition for assets, materials, people and capital, which can be exacerbated by supply chain disruptions, including as a result of tariffs or other changes in trade policy; regulatory restrictions, compliance costs and other risks relating to governmental regulation, including with respect to federal lands, environmental matters and water disposal; climate change and risks related to regulatory, social and market efforts to address climate change; risks relating to our ESG initiatives; claims, audits and other proceedings impacting our business, including with respect to historic and legacy operations; governmental interventions in energy markets; counterparty credit risks; risks relating to our indebtedness; cybersecurity risks; the extent to which insurance covers any losses we may experience; risks related to shareholder activism; our ability to successfully complete mergers, acquisitions and divestitures; our ability to pay dividends and make share repurchases; and any of the other risks and uncertainties discussed in Devon’s 2024 Annual Report on Form 10-K (the “2024 Form 10-K”) or other filings with the SEC.

The forward-looking statements included in this press release speak only as of the date of this press release, represent management’s current reasonable expectations as of the date of this press release and are subject to the risks and uncertainties identified above as well as those described elsewhere in the 2024 Form 10-K and in other documents we file from time to time with the SEC. We cannot guarantee the accuracy of our forward-looking statements, and readers are urged to carefully review and consider the various disclosures made in the 2024 Form 10-K and in other documents we file from time to time with the SEC. All subsequent written and oral forward-looking statements attributable to Devon, or persons acting on its behalf, are expressly qualified in their entirety by the cautionary statements above. We do not undertake, and expressly disclaim, any duty to update or revise our forward-looking statements based on new information, future events or otherwise.

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